January 25, 2006

Essex Property Trust, Inc.
Essex Portfolio, L.P.
925 East Meadow Drive
Palo Alto, California 94304

Re:	$225,000,000 3.625% Exchangeable Senior Notes due 2025 and Essex Property Trust, Inc. Common Stock Issuable Upon Exchange of Notes; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Essex Property Trust, Inc., a Maryland corporation (the “Company”), and Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership,” and together with the Company, the “Issuers”), in connection with a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration and resale of (i) up to an aggregate of $225,000,000 principal amount of 3.625% Exchangeable Senior Notes due 2025 (the “Notes”), and (ii) up to 2,179,170 shares of common stock of Essex Property Trust, Inc., par value $0.0001 per share, issuable upon exchange of the Notes (the “Shares”), being offered by certain selling securityholders specified in the Registration Statement. The Notes were issued pursuant to the terms and conditions of, and in the forms set forth in, an Indenture (the “Indenture”), dated October 28, 2005, by and among the Company, the Operating Partnership and Wells Fargo Bank, N.A., as the trustee (the “Trustee”), which is incorporated by reference into the Registration Statement. The Notes are fully and unconditionally guaranteed by the Company (the “Guarantees”). The Notes, the Guarantees and the Indenture are collectively referred to hereinafter as the “Documents.”

In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Issuers, made such inquiries of officials of the Issuers, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Documents, other than the Issuers, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered the Documents, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and has been duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and “Blue Sky” laws.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)  The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)  Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii)  Except to the extent encompassed by an opinion set forth below with respect to the Issuers, we express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

(iv)  The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents;

(v)  We express no opinion as to the enforceability of provisions of the Documents imposing, or which are construed as effectively imposing, penalties or forfeitures;

(vi)  We express no opinion as to the enforceability of provisions of the Documents that purport to establish evidentiary standards or make determinations conclusive;

(vii)  We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy; and

(viii)  We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon and subject to the limitations and qualifications set forth herein, we are of the following opinions:

A. The Notes have been validly issued and constitute valid and binding obligations of the Operating Partnership;

B. The Guarantees have been validly issued and constitute valid and binding obligations of the Company; and

C. The Shares, when issued, will be validly-issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of California, the State of Maryland and the federal laws of the United States of America, in each case which are in effect on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

                                /s/ Morrison & Foerster L